EXHIBIT 21

Private Media Group, Inc. Subsidiaries

Name of Subsidiary	Place of Incorporation
Cine Craft, Ltd.	GIBRALTAR
Coldfair Holdings Limited	CYPRUS
Fraserside Holdings Ltd.	CYPRUS
Peach Entertainment Distribution AB	SWEDEN
Milcap Media Group S.L.U.	SPAIN
Private Media Group Services S.L.	SPAIN
Private Benelux B.V.	THE NETHERLANDS
Private France SAS	FRANCE
Private North America, Ltd.	U.S. (California)
Barbuda B.V.	THE NETHERLANDS
Ceresland S.L.	SPAIN
Private Media Group Canada, Inc.	CANADA
Fraserside IP LLC	U.S. (Iowa)
ThinkForward, Inc. *	U.S. (California)
GreenCine, Inc. *	U.S. (Delaware)
Mama’s LLC *	U.S. (Delaware)
Game Link LLC *	U.S. (Delaware)
eLine LLC *	U.S. (Delaware)
Sureflix Digital Distribution, Inc. *	U.S. (Delaware)
Entruphema, Inc. *	CANADA

*Company forms part of assets held for settlement of shareholder claims as at December 31, 2011

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